Exhibit 10.7

ASSET PURCHASE AND SETTLEMENT AGREEMENT

AMONG

ALARM FUNDING, LLC
(“ALARM FUNDING”)

CASTLEROCK SECURITY, INC.
(“PURCHASER”)

SA SYSTEMS LLC
 (“SAS”)

AND

CORDELL FUNDING, LLLP
(“CORDELL”)

NOVEMBER 26, 2008

TABLE OF CONTENTS

Article I. EXCHANGE OF ASSETS AND NOTES FOR STOCK; CLOSING		2
1.1.	Purchase and Sale	2
1.2.	Excluded Assets	4
1.3.	Assumed Liabilities	4
1.4.	Purchase Price	5
1.5.	Distribution of Purchaser Common Stock	5
1.6.	No Fractional Shares	5
1.7.	Closing	5
1.8.	Post-Closing Capitalization Table	7
Article II. REPRESENTATIONS AND WARRANTIES		7
2.1.	Unqualified Representations and Warranties of SAS	7
2.2.	Knowledge Representations and Warranties of SAS	9
2.3.	Representations and Warranties of Purchaser	18
2.4.	Representations and Warranties of Cordell	20
Article III. POST-CLOSING COVENANTS		22
3.1.	Public Announcements	22
3.2.	Restrictions	22
3.3.	Non-Competition	23
3.4.	Non-Interference with Business Relations	23
3.5.	Solicitation of Customers and Employees	23
3.6.	Confidential Information	23
3.7.	Scope	24
3.8.	Remedies	24
3.9.	Purchaser Agreements Concerning the Business	24
3.10.	SAS and Cordell Agreements Concerning SAS and SAI	25
3.11.	Further Assurances	25
3.12.	Contribution and Assignment of Claims	25
Article IV. INDEMNIFICATION		25
4.1.	Survival of Representations, Warranties and Covenants	25
4.2.	SAS Indemnification	26
4.3.	Cordell Indemnification	27
4.4.	Purchaser’s Indemnification	28
4.5.	Alarm Funding’s Indemnification	28
4.6.	Indemnification Procedure for Third Party Claims Against Indemnified Parties	28
4.7.	Nature of Other Liabilities	30
4.8.	Determination of Loss Amount	30
4.9.	Limitations on Amount of Damages; Manner of Payment	30
4.10.	No Cordell Claim Against SAS	30
4.11.	Sole Remedy	30
4.12.	No Claim Against SAS or Cordell Based on Transfer of Cordell Stock or COPS Cash	31
Article V. MISCELLANEOUS		31
5.1.	Expenses	31
5.2.	Notices	31
5.3.	Interpretation	32

5.4.	Rules of Construction	32
5.5.	Counterparts	32
5.6.	Entire Agreement	32
5.7.	Governing Law; Jurisdiction and Venue	32
5.8.	Severability	32
5.9.	Assignment; Reliance of Other Parties	33
5.10.	Specific Performance	33
5.11.	Disclosure Schedules	33
5.12.	Definitions	33

2

ASSET PURCHASE AND SETTLEMENT AGREEMENT

THIS ASSET PURCHASE AND SETTLEMENT AGREEMENT (this “Agreement”), dated as of November 26, 2008, is by and among CASTLEROCK SECURITY, INC., a Delaware corporation (“Purchaser”); ALARM FUNDING, LLC, a Delaware limited liability company (“Alarm Funding”), SA SYSTEMS LLC, a Delaware limited liability company (“SAS”); and CORDELL FUNDING LLLP, a Florida limited liability limited partnership (“Cordell”).  All capitalized terms used in this Agreement without definition shall have the respective meanings ascribed to such terms in Section 6.12 hereof.

RECITALS

A.            Pursuant to a Sale, Assignment and Servicing Agreement dated June 30, 2005 (as amended, the “Servicing Agreement”), Alarm Funding purchased certain security alarm contracts (the “Alarm Contracts”) and Security Associates International, Inc., a Delaware corporation (“SAI”), agreed to provide the necessary and appropriate servicing of the Alarm Contracts.

B.            Pursuant to a Credit Agreement dated as of May 25, 2004 (as amended, the “Credit Agreement”), Cordell provided senior secured loans and junior secured loans to SAI.

C.            In February 2008, following the occurrence of events of default under the Credit Agreement, Cordell acquired voting control of shares of SAI’s capital stock totaling approximately 66% of SAI’s issued and outstanding capital stock.  Thereafter, Cordell formed SAS and contributed to SAS junior secured notes evidencing the junior secured loans under the Credit Agreement in exchange for all of the equity of SAS.

D.            On July 7, 2008, Cordell conducted a foreclosure sale under the Uniform Commercial Code as adopted as the law in the State of New York then in effect (the “Foreclosure Sale”), of substantially all of SAI’s assets, other than certain licenses used in connection with its business, its employees, its leased real and personal property to the extent transfer required third-party consent, and other assets the transfer of which are prohibited by law or without third-party consent.  SAS purchased the SAI assets in the Foreclosure Sale by credit bidding amounts owed under the junior secured notes.  SAS also acquired the shares of capital stock for which it had voting control.

E.             SAS entered into that certain Asset Purchase Agreement dated as of July 17, 2008 (the “COPS Asset Purchase Agreement”) with Lydia Security Monitoring, Inc. d/b/a COPS Monitoring, a New York corporation (“COPS”), pursuant to which SAS agreed to sell to COPS substantially all of its assets relating to the business of providing wholesale monitoring services under alarm security contracts (the “Wholesale Monitoring Business”).

F.             In connection with the COPS Asset Purchase Agreement, SAS entered into that certain Transition Services Agreement dated as of July 18, 2008 (the “COPS Transition Agreement”) pursuant to which SAS agreed to provide COPS with certain services in connection with the operation of the Wholesale Monitoring Business.

G.            On August 25, 2008, Alarm Funding filed a complaint and sought a temporary restraining order against SAI, Cordell and others in the Circuit Court of Cook County, Illinois, seeking, among other things, to enforce Alarm Funding’s rights under the Servicing Agreement (the “Litigation”).

H.            Alarm Funding, SAI, SAS and Cordell entered into a settlement agreement dated September 10, 2008 (the “Settlement Agreement”) in connection with the Litigation.

I.              Pursuant to the Settlement Agreement, among other things, the parties thereto agreed (A) to prepare (x) an asset purchase agreement consistent with the terms of the Settlement Agreement pursuant to which Purchaser shall acquire substantially all of the assets of SAS relating to the retail monitoring and related services provided with respect to the Alarm Contracts and certain other alarm servicing contracts and accounts (the “Business”), and (y) a service agreement consistent with the terms of the Settlement Agreement pursuant to which Alarm Funding shall engage Purchaser to provide alarm monitoring services with respect to the Alarm Contracts and (B) to take certain actions, including the execution of certain agreements by Purchaser, to facilitate compliance by SAS with the COPS Asset Purchase Agreement and the COPS Transition Agreement.

J.             Under the Settlement Agreement, the parties agreed that Purchaser will issue shares of its common stock to SAS in exchange for the Purchased Assets of SAS, which stock will be distributed to its sole member, Cordell, and to Cordell in consideration of the release by Cordell of its security interest in the Purchased Assets.  Upon consummation of the transactions contemplated by this Agreement, the parties intend that on a fully-diluted basis, Alarm Funding will own fifty six percent (56.0%) of the common stock, par value $0.01, of Purchaser on a fully diluted basis (the “Purchaser Common Stock”); SAS and Cordell will own an aggregate of thirty two percent (32.0%) of the Purchaser Common Stock (the “Cordell Stock”) on a fully diluted basis; and twelve percent (12.0%) of the Purchaser Common Stock (“Management Stock”) will be reserved for issuance to Purchaser’s management after the Closing Date at the discretion of Purchaser’s Board of Directors.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Article I.

EXCHANGE OF ASSETS AND NOTES FOR STOCK; CLOSING

1.1.          Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations and warranties contained herein, at the Closing, SAS shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall purchase from SAS, free and clear of all Liens, other than Permitted Liens, and subject to the exclusions set forth in Section 1.2, all right, title and interest in and to the assets of SAS relating to the Business (the “Purchased Assets”) which shall include, without limitation:

(a)           all of the property used or held for use in the Business, including without limitation, all furniture, fixtures, computers, office equipment, monitoring equipment and miscellaneous assets of every kind and nature owned by SAS listed on Schedule 1.1(a);

(b)           the Communication Paths and related equipment listed on Schedule 1.1(b);

(c)           all contracts (expressly including executory contracts for services to the extent transferable), agreements, leases, commitments, arrangements or understandings pertaining to the operation of the Business;

(d)           all patents and patent rights, trademarks and trademark rights (whether registered or not), including any goodwill therein, trade names and trade name rights, domain names, service marks and service mark rights, service names and service name rights, brand names, inventions, processes, formulae, copyrights and copyright rights (whether registered or not), trade dress, business and product names, logos, slogans, trade secrets, industrial models, processes, designs, methodologies, computer programs, software (whether in source or object code) and related documentation, technical information, manufacturing, engineering and technical drawings, know-how and all pending applications for and registrations of patents, trademarks, service marks and copyrights; the foregoing shall include, without limitation, all software under development owned by SAS (including the software development schedule included therein) and all licenses, agreements and other arrangements under which SAS has the right to use any of the intangible or proprietary rights of a third party to the extent used or held for use by SAS in the conduct of the business which may be transferred in accordance with the terms of such licenses, agreements and other arrangements, and listed on Schedule 1.1(d);

(e)           all prepaid expenses listed on Schedule 1.1(e);

(f)            the present customers of the Business listed on Schedule 1.1(f) and other customer-related records of the Business;

(g)           all goodwill associated with the Business or the Purchased Assets;

(h)           all books, files and records of SAS (including, without limitation, all surveys, schematics, flow charts, permit filings, mailing lists, customer lists, equipment maintenance records, warranty information, records of operations, payroll history, standard forms of documents, manuals of operation or business procedures, training manuals and training aids and other proprietary or confidential information to the extent the same may be necessary or desirable for the operation of the Business) relating to the Business, subject to SAS’s right to access such books, files and records during regular business hours for tax, litigation and other valid purposes at SAS’s cost;

(i)            all of the governmental permits, licenses (including sales and use tax licenses), franchises, certificates of inspection, approvals or other authorizations issued to SAS and used in the Business (collectively, the “Governmental Permits”) listed on Schedule 1.1(i) (and to the extent any such permits are not assignable or transferable to Purchaser, SAS will use its best efforts to cooperate with Purchaser as may be reasonably requested to enable Purchaser to apply for and obtain the Governmental Permits or to receive the benefits of the Governmental Permits); and

(j)            except as specifically provided in Section 1.2, all other assets of SAS that exist on the Closing Date, whether tangible or intangible, real or personal, relating to the Business.

1.2.          Excluded Assets.  Notwithstanding the provisions of Section 1.1, it is hereby agreed that the Purchased Assets shall not include, and SAS is not selling to Purchaser, and Purchaser is not purchasing or acquiring from SAS, the assets listed on Schedule 1.2 (collectively, the “Excluded Assets”).

1.3.          Assumed Liabilities.

In further consideration of the transfers contemplated hereby, Purchaser shall assume, effective as of the Closing Date, and shall satisfy or perform as they come due, the liabilities and obligations of SAS set forth on Schedule 1.3 (collectively, the “Assumed Liabilities”).  Any and all Liens relating to the Assumed Liabilities are set forth on Schedule 1.3.  Except for the Assumed Liabilities, Purchaser will not assume or become liable for, and shall not be deemed to have assumed or have become liable for, any debts, liabilities or obligations of SAS, or have any responsibility of any nature whatsoever of SAS relating to its business (including the Business) or properties, whether accrued or contingent, known or unknown, disclosed or undisclosed, due or to become due, liquidated or unliquidated, arising by operation of law or otherwise.  For illustration, but not in limitation, the following liabilities shall not be Assumed Liabilities:

(a)           any obligation of SAS, SAI or their respective Affiliates to its or their officers or employees for compensation, bonuses, severance, termination or WARN or similar benefits;

(b)           any obligation arising under or related to any pension, retirement, vacation, insurance including, without limitation, COBRA, option or other form of benefit plan of SAS, SAI or their respective Affiliates or relating to SAS’s, SAI’s or their respective Affiliates’ employees;

(c)           any obligation of SAS, SAI or their respective Affiliates with respect to any taxes due, accrued or relating to a time on or prior to the Closing Date or resulting from this Agreement or the transactions contemplated by this Agreement;

(d)           any obligation of SAS, SAI or their respective Affiliates arising under any arbitration, litigation, or administrative or other Action, whether or not disclosed in this Agreement;

(e)           any obligation due to any shareholder, member, director, manager or officer of SAS, SAI or their respective Affiliates;

(f)            any obligations of SAS, SAI or their respective Affiliates arising under any employment agreements;

(g)           any obligations of SAS, SAI or their respective Affiliates as a licensee under any license that will not be assigned to Purchaser pursuant to this Agreement;

(h)           any liability of SAS, SAI or their respective Affiliates created by this Agreement or with respect to any profit or gain of SAS or its Affiliates derived or resulting from the transactions contemplated by this Agreement;

(i)            any liability or obligation related to the Wholesale Monitoring Business, except as provided under the Transition Services Agreement; and

(j)            any and all other liabilities and obligations, other than the Assumed Liabilities, of SAS, SAI or their respective Affiliates.

1.4.          Purchase Price.

(a)           In consideration of the sale, transfer, assignment, conveyance, and delivery by SAS of the Purchased Assets to Purchaser and of the other agreements of SAS stated herein, Purchaser shall issue 1,200 shares of Purchaser Common Stock to SAS.

(b)           In consideration of the release by Cordell of its Liens on the Purchased Assets (the “Cordell Liens”) and the other agreements of Cordell stated herein, Purchaser shall issue 2,000 shares of Purchaser Common Stock to Cordell.

1.5.          Distribution of Purchaser Common Stock.

SAS hereby covenants and agrees that, as soon as practicable after the Closing Date and no later than forty-five (45) days following the Closing Date, SAS shall distribute the Purchaser Common Stock received by it pursuant to Section 1.4(a) to Cordell as the sole member of SAS.

1.6.          No Fractional Shares.  No fractional share of Purchaser Common Stock will be issued to SAS or Cordell.  In lieu thereof, Purchaser shall round down any fractional shares to the nearest whole number of shares of Purchaser Common Stock; provided, however, that in no event shall the failure to issue a fractional share result in SAS or Cordell receiving shares of Purchaser Common Stock equal to less than twelve percent (12%) and twenty percent (20%), respectively, calculated on a fully-diluted basis giving effect to the issuance of the Management Stock.

1.7.          Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 A.M., local time, on the date hereof (the “Closing Date”), at the offices of Sonnenschein Nath & Rosenthal LLP, 7800 Sears Tower, Chicago, Illinois 60606.  The Closing shall be deemed effective at the end of business on the Closing Date.  At the Closing, the following deliveries shall be made by and to the applicable parties:

(a)           a bill of sale and assignment of contracts for the Purchased Assets in the form of Exhibit 1.7(a) hereto (the “Bill of Sale and Assignment of Contracts”), executed by SAS in favor of Purchaser;

(b)           an assignment and assumption of the Assumed Liabilities in the form of Exhibit 1.7(b) hereto (the “Assignment and Assumption Agreement”), executed by Purchaser and SAS;

(c)           an assignment of copyrights in the form of Exhibit 1.7(c) hereto (“Assignment of Copyrights”), executed by Purchaser and SAS;

(d)           an assignment of service marks and trademarks in the form of Exhibit 1.7(d) hereto (“Assignment of Service Marks and Trademarks”), executed by Purchaser and SAS;

(e)           an assignment of patents in the form of Exhibit 1.7(e) hereto (“Assignment of Patents”), executed by Purchaser and SAS;

(f)            a list, certified as true, correct and complete by an officer of SAS of all of the holders of equity interests in SAS (the “SAS Interests”) as of the Closing Date and the number and class of securities owned by each such holder on the Closing Date;

(g)           a list, certified as true, correct and complete by an officer of Purchaser of all of the stockholders of Purchaser as of the Closing Date and the number and class of securities owned by each such stockholder on the Closing Date;

(h)           a certificate of the secretary of SAS, certifying (i) that the resolutions attached to such certificate authorizing and approving the execution and delivery of this Agreement and the Transaction Documents to which SAS is a party and the consummation of the transactions contemplated hereby and thereby were duly adopted by SAS, (ii) that such resolutions have not been amended and remain in full force and effect, (iii) as to the incumbency of each signatory to this Agreement and each Transaction Document to which SAS is a party, and (iv) attaching certificates, dated not more than five (5) days prior to the Closing Date, of the relevant Governmental Authority or other appropriate official in each state in which SAS is organized as to SAS’ legal existence and good standing in such state;

(i)            a certificate of the secretary of Purchaser, certifying (i) that the resolutions attached to such certificate authorizing and approving the execution and delivery of this Agreement and the Transaction Documents to which Purchaser is a party and the consummation of the transactions contemplated hereby and thereby were duly adopted by Purchaser, (ii) that such resolutions have not been amended and remain in full force and effect, (iii) as to the incumbency of each signatory to this Agreement and each Transaction Document to which Purchaser is a party and (iv) attaching certificates, dated not more than five (5) days prior to the Closing Date, of the relevant Governmental Authority or other appropriate official in each state in which Purchaser is organized as to Purchaser’s legal existence and good standing in such state;

(j)            certificates representing the shares of Cordell Stock to be issued to SAS and Cordell, respectively;

(k)           a Transition Services Agreement between Purchaser, SAI and SAS (the “SAI Transition Agreement”) in the form attached hereto as Exhibit 1.7(k);

(l)            an opinion of counsel to SAS and Cordell in the form attached hereto as Exhibit 1.7(l);

(m)          an opinion of counsel to Purchaser and Alarm Funding in the form attached hereto as Exhibit 1.7(m);

(n)           a mutual release of claims (the “Mutual Release”) in the form attached hereto as Exhibit 1.7(n), executed by the parties thereto;

(o)           a voluntary dismissal of the Litigation with prejudice in the form attached hereto as Exhibit 1.7(o) hereto (“Voluntary Dismissal”);

(p)           a stockholders agreement in the form attached as Exhibit 1.7 (p) hereto (“Stockholders Agreement”), executed by Purchaser, Alarm Funding and Cordell relating to the governance and management of Purchaser and the ownership and transfer of Purchaser Common Stock;

(q)           a three year servicing agreement in the form attached hereto as Exhibit 1.7(q) hereto (“New Servicing Agreement”), executed by Alarm Funding and Purchaser relating to the Alarm Contracts;

(r)           a consent and release in the form attached hereto as Exhibit 1.7(r) hereto (“Consent and Release”), executed by Cordell relating to the release of the Cordell Liens on the Purchased Assets;

(s)           UCC termination statements satisfactory to Purchaser relating to the release of the Cordell Liens and any other Liens of other Persons on the Purchase Assets; and

(t)            Nonsolicitation and Confidentiality Agreements for the SAI Executives in the form attached hereto as Exhibit 1.7(t).

1.8.          Post-Closing Capitalization Table.  Attached hereto as Schedule 1.8 is a post-closing capitalization table of Purchaser after giving effect to the transactions contemplated by this Agreement and including the shares of Management Stock reserved for issuance.

Article II.

REPRESENTATIONS AND WARRANTIES

2.1.          Unqualified Representations and Warranties of SAS.  Except as set forth under the corresponding section of the disclosure schedules delivered to Purchaser concurrently herewith (the “Disclosure Schedules”), SAS hereby represents and warrants to Purchaser that as of the date hereof :

(a)           Subsidiaries.  Except as set forth on Schedule 2.2(w), SAS has no subsidiaries, joint ventures, partnerships or other Affiliates (other than Cordell and Robin Rodriguez).

(b)           Organization and Qualification.  SAS is duly organized, validly existing and in good standing under the laws of the state of Delaware,  and has all requisite power and authority as a limited liability company to own and use its properties and assets and to carry on its business as currently conducted.  SAS is not in violation or default of any of the provisions of its certificate of formation or operating agreement.  SAS is duly qualified to conduct business and is in good standing as a foreign entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in a Material Adverse Effect and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c)           Authorization; Enforcement.  SAS has the requisite power and authority as a limited liability company to enter into and to consummate the transactions contemplated by each of the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of each of the Transaction Documents to which it is a party by SAS and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action as a limited liability company on the part of SAS and no further action is required by SAS, its manager or its member in connection therewith, other than in connection with the SAS Required Approvals (as defined in Section 2.2(a) hereof).  Each Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by SAS and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of SAS enforceable against SAS in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d)           No Conflicts.  The execution, delivery and performance of the Transaction Documents to which it is a party by SAS and the consummation by SAS of the transactions contemplated hereby and thereby do not and will not:  (i) conflict with or violate any provision of SAS’s certificate of formation or operating agreement, or, (ii) subject to the receipt of the SAS Required Approvals, conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of SAS, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument or other understanding to which SAS is a party or by which any property or asset of SAS is bound or affected, or, (iii) subject to receipt of the SAS Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or Governmental Authority to which SAS is subject (including federal and state securities laws and regulations), or by which any property or asset of SAS is bound or affected (except in the case of each of clauses (ii) and (iii)), such as could not have, or reasonably be expected to result in, a Material Adverse Effect.

(e)           Capitalization.  The capitalization of SAS is as set forth on Schedule 2.1(e).  Except as set forth on Schedule 2.1(e), there are no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any SAS Interests, or any contracts, commitments, understandings or arrangements by which SAS is or may become bound to issue additional SAS Interests or equivalents thereof. All of the outstanding SAS Interests are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding SAS Interests were issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.  Except as set forth on Schedule 2.1(e), there are no member agreements, voting agreements or other similar agreements with respect to SAS Interests to which SAS is a party or, to Rodriguez’s Knowledge, between or among any of SAS’s members.

(f)            Financial Statements.  SAS has no available financial statements.

(g)           Title to Assets.  SAS owns no real property.  SAS acquired the Purchased Assets pursuant to the Foreclosure Sale and has such good and marketable title to all personal property owned by it that is material to the Business as would be obtained in a valid foreclosure sale conducted in compliance with the requirements of the Uniform Commercial Code as adopted and in effect in the State of New York on the date of the Foreclosure Sale. The Purchased Assets are free and clear of all Liens, except for Permitted Liens and the Cordell Liens which are being released concurrent with the consummation of the transactions contemplated by this Agreement, each of which such Liens are as set forth on Schedule 2.1(g) hereto.

(h)           Foreclosure Sale.  The Foreclosure Sale was conducted on a commercially reasonable basis and in accordance with the requirements of the Uniform Commercial Code as adopted in the State of New York and in effect on the date of the Foreclosure Sale as well as other applicable law.  True and correct copies of all notices and advertisements provided with respect to the Foreclosure Sale and a transcript of the Foreclosure Sale have been provided to Purchaser.  There were no challenges or objections recorded or received with respect to the Foreclosure Sale.

(i)            Certain Fees.  No brokerage or finder’s fees or commissions are or will be payable by SAS to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents or the Foreclosure Sale, other than the fees paid to TJM Capital Partners in connection with the Foreclosure Sale.

(j)            Tax Status.  SAS has not filed, and was not required to file, on or before the date hereof any Tax Returns with any taxing authority with respect to Taxes owed or which may be owed by SAS following the completion of a tax reporting period.  There are no Taxes due and payable by SAS on or before the Closing Date.  All Taxes that SAS is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental entity. SAS is not a party to any tax allocation or sharing arrangement or tax indemnity agreement.

2.2.          Knowledge Representations and Warranties of SAS.  Except as set forth under the corresponding section of the Disclosure Schedules, SAS represents and warrants to Purchaser that to SAS’s Knowledge as of the date hereof:

(a)           Filings, Consents and Approvals.  SAS is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other Governmental Authority or other Person in connection with the execution, delivery and performance by SAS of the Transaction Documents to which it is a party, other than the delivery of the notices and the receipt of the approvals set forth on Schedule 2.2(a) hereto (collectively, the “SAS Required Approvals”).

(b)           Financial Statements.  The most recently available financial statements of SAI have been delivered to Purchaser (the “SAI Financial Statements”).  The SAI Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of SAI as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

(c)           Material Adverse Changes.  Except as set forth in Schedule 2.2(c), since January 1, 2008, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect on SAS or SAI; (ii) neither SAS nor SAI has incurred any material Liabilities (contingent or otherwise), other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, and (B) Liabilities not required to be reflected in SAS’s or SAI’s financial statements pursuant to GAAP; (iii) neither SAS nor SAI has materially altered its method of accounting; (iv) neither SAS nor SAI has declared or made any dividend or distribution of cash or other property to its member or purchased, redeemed or made any agreements to purchase or redeem any of its member interests; and (v) neither SAS nor SAI has issued any equity securities to any officer, director or Affiliate of SAS or SAI.

(d)           Litigation.  Except as set forth on Schedule 2.2(d), there is no action, suit, inquiry, claim, lien, notice of violation, proceeding or investigation (collectively, an “Action”) pending or threatened against or affecting SAS or SAI or their properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a Material Adverse Effect.  There are no pending Actions involving customer complaints with any Governmental Authority, including states’ attorney generals, which, if there were unfavorable outcomes to SAI, could individually or in the aggregate have or reasonably be expected to result in a Material Adverse Effect.

(e)           Labor Relations.  SAS has no employees other than the SAI Executives.  Except as set forth on Schedule 2.2(e) hereto, no material labor dispute exists or is imminent with respect to any of the employees of SAI which could be reasonably expected to result in a Material Adverse Effect.  No employee of SAI is a member of a union that relates to such employee’s employment relationship with SAI. SAI is not a party to a collective bargaining agreement. SAS believes that SAI’s relationship with its employees is good.  Except as set forth on Schedule 2.2(e) hereto, no employee of SAI, including its executive officers is, or is expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject SAI to any liability with respect to any of the foregoing matters.  SAI is in compliance with all U.S. federal, state, local, and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, have a Material Adverse Effect.

(f)            Compliance.  Except as set forth on Schedule 2.2(f) hereto, and except for any default or violation which could not reasonably be expected to result in a Material Adverse Effect, neither of SAS nor SAI is (i) in material default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default under), nor has SAS or SAI received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) in violation of any order of any arbitrator or Governmental Authority, or (iii) in violation of any statute, rule or regulation of any Governmental Authority.

(g)           Regulatory Permits.  SAS does not posses any Material Permits. SAI possesses all Material Permits necessary to conduct the Business, except where the failure to possess such permits could not be expected to result in a Material Adverse Effect, and neither SAS nor SAI has received any notice of proceedings relating to the revocation or modification of any Material Permit.  Schedule 2.2(g) lists all of the Material Permits held by SAI.

(h)           Condition of Purchased Assets.  All of the tangible Purchased Assets are in good operating condition and repair, subject to normal wear and tear, and are free from all material defects and damage and are useable in the ordinary and usual course of business consistent with past practice of the Business, and none of the Purchased Assets which are material tangible assets require any immediate or imminent repair or replacement.

(i)            Warranty of Merchantability. Except as set forth in Schedule 2.2(i) hereto, all material, goods, equipment and services supplied, sold, leased or performed by SAS or SAI to or for its customers were of merchantable quality at the time of sale, lease or performance and neither SAS nor SAI has breached or violated any express or implied warranties in any material respect in connection with such sales, leases or services.

(j)            Patents and Trademarks.  Except as set forth in Schedule 2.2(j) hereto, SAS has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or material for use in connection with the Business and which the failure to so have could have a Material Adverse Effect (collectively, the “Intellectual Property Rights”).  SAS has not received a notice (written or otherwise) that the Intellectual Property Rights used by SAS violates or infringes upon the rights of any Person unless such notice has been resolved without a Material Adverse Effect.  All such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.  SAS has taken all commercially reasonable security measures to protect the secrecy, confidentiality, and value of all of their Intellectual Property rights, except where failure to do so could not, individually or in the aggregate, reasonably be expect to have a Material Adverse Effect.

(k)           Insurance.  Schedule 2.2(k) hereto sets forth each of the insurance policies and the scope of coverage thereunder maintained by SAS or SAI with respect to the Business.  SAS and SAI are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary for the Business.  SAI has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue the Business without a significant increase in cost.

(l)            Transactions With Affiliates and Employees.  Except as set forth in Schedule 2.2(l) hereto, none of the officers, directors, managers or other Affiliates of SAS or SAI, and none of the employees of SAI is presently a party to any transaction with SAS or SAI (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

(m)          Tax Status.  SAI has timely filed all Tax Returns and/or extensions required by law to be filed with or supplied to any taxing authority with respect to the Taxes owed by SAI.  All such Tax Returns are true, correct, and complete in all material respects.  Except as set forth on Schedule 2.2(m) hereto, all Taxes due and payable by SAI on or before the Closing Date have been paid or will be paid prior to the time they become delinquent.  All Taxes that SAI is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental entity.  SAI has not been advised (i) that any of its Tax Returns have been or are being examined or audited as of the Closing Date, (ii) that any such examination or audit is currently threatened or contemplated, or (iii) of any deficiency in assessment or proposed judgment with to its Taxes.  SAI has no liability for any Taxes to be imposed upon its properties or assets as of the date of this Agreement that are not adequately provided for in the financial statements delivered to Purchaser.  SAI has delivered or made available to Purchaser true and complete copies of all federal and state income Tax Returns, examination reports, and statements of deficiencies filed by, assessed against, or agreed to by SAI in the past three years.  Except as set forth in Schedule 2.2(m) hereto, SAI has not been a member of a consolidated or affiliated group of corporations filing a consolidated or combined income Tax Return, nor does SAI have any liability for Taxes of any other Person or entity.  SAI is not a party to any tax allocation or sharing arrangement or tax indemnity agreement.

(n)           Foreign Corrupt Practices.  Neither SAS nor SAI, nor any agent or other Person acting on behalf of SAS or SAI, has, (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by (or made by any Person acting on its behalf of which SAS is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

(o)           Material Contracts.  Schedule 2.2(o) sets forth a true and complete list of all material agreements, understandings, instruments, and contracts, proposed transactions (including a description of those currently being negotiated), judgments, orders, writs, or decrees to which SAS or SAI is a party or by which either SAS or SAI is bound that may involve: (i) the sale of SAS’s or SAI’s products or services to any customer, vendor or provider; (ii) obligations (contingent or otherwise) of, or payments to, SAS or SAI; (iii) the license of any proprietary rights to or from SAS or SAI (other than licenses arising from the purchase of “off the shelf” or other standard products); (iv) the development, administration, or distribution of SAS’s or SAI’s products or services, including without limitation, any that involve any brokers or dealers; (v) provisions restricting or affecting the development, manufacture, or distribution of SAS’s or SAI’s products or services or SAS’s or SAI’s freedom to compete in any line of business; (vi) any joint venture or similar arrangement; (vii) any restriction or limitation on the ability of SAS to pay dividends or make any other distributions or to repurchase, redeem, or otherwise acquire any of its equity securities; or (viii) indemnification by SAS or SAI of any other Person or entity (except as may be provided in the Transaction Documents) (each, a “Material Contract”).  SAS has delivered or made available to Purchaser true and complete copies of each Material Contract.  Except as disclosed on Schedule 2.2(o), each Material Contract is in full force and effect and is binding and enforceable against the parties thereto in accordance with its terms, and SAS or SAI as the case may be has performed in all material respects all obligations required to be performed by it under each Material Contract, and no condition exists or events have occurred that, with or without the passage of time or giving of notice, would constitute a default by SAS or SAI under any Material Contract.

(p)           Employee Benefits.  As used herein, the term “Employee Plan” includes any pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus, incentive, vacation pay, tuition reimbursement, severance pay, or other employee benefit plan, trust, agreement, contract, policy or commitment (including, without limitation, any pension plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder (“ERISA”) (“Pension Plan”), and any welfare plan as defined in Section 3(1) of ERISA (“Welfare Plan”), whether any of the foregoing is funded, insured or self-funded, written or oral, (i) sponsored or maintained by SAI, or any of their Affiliates, to the extent any such Affiliate is described in Code Section 414(b), (c) or (m) and corresponding Treasury Regulations (each a “Controlled Group Member”) and covering any Controlled Group Member’s active or former employees (or their beneficiaries), (ii) to which any Controlled Group Member is a party or by which any Controlled Group Member (or any of the rights, properties or assets thereof) is bound, or (iii) with respect to which any Controlled Group Member has made any payments, contributions or commitments or may otherwise have any liability (whether or not such Controlled Group Member still maintains such Employee Plan).  Each Employee Plan of SAI is listed on Schedule 2.2(p) hereto. Except as disclosed on Schedule 2.2(p),  SAS has no employees other than the SAI Executives and has no employment agreements or Employee Plans including any with the SAI Executives.

(i)            No Controlled Group Member sponsors, maintains or otherwise contributes to or has any liability with respect to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) which is or was subject to Title IV of ERISA, including any

“multi-employer plan” (as defined in Section 4001(a)(3) of ERISA), or subject to Section 412 of the Code.

(ii)           No Controlled Group Member sponsors, maintains or has established any Welfare Plan which provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant’s termination of employment, except as may be required by Code section 4980B or Section 601 (et seq.) of ERISA (“COBRA”), or under any applicable state law, and at the expense of the participant or the beneficiary of the participant.

(iii)          Each Employee Plan complies in all material respects with the applicable requirements of ERISA, the Code and any other applicable law governing such Employee Plan, and each Employee Plan has at all times been properly administered in all material respects in accordance with all such requirements of law, and in accordance with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all such requirements of law.  Each Employee Plan which is intended to be qualified is qualified under Code section 401(a), has received a favorable determination letter from the Internal Revenue Service (“IRS”) stating that such Employee Plan meets the requirements of Code section 401(a) and that the trust associated with such Employee Plan is tax-exempt under Code section 501(a) and no event has occurred which would jeopardize the qualified status of any such plan or the tax exempt status of any such trust under sections 401(a) and 501(a) of the Code, respectively.  All contributions and payments (including salary deferral contributions elected by employees) with respect to Employee Plans that are due and owing or required to be made by a Controlled Group Member with respect to periods ending on or before the Closing Date (including periods from the first day of the current plan year or policy year to the Closing Date) have been, or will be, made before the Closing Date in accordance with applicable law and the appropriate plan document, actuarial report, collective bargaining agreements or insurance contracts or arrangements or as otherwise required by ERISA or the Code.  Each Employee Plan that is a “group health plan” (as defined in ERISA section 607(1) or Code section 5001(b)(1) has been operated at all times in compliance with COBRA and the Health Insurance Portability and Accountability Act of 1996 and any related regulation or applicable similar state law. No lawsuits, claims or complaints to, or audits to, or by, any Person or governmental entity have been filed or are pending and there are no facts or contemplated events which could be expected to give rise to any such lawsuit, claim (other than routine claims for benefits) or complaint with respect to any Employee Plan.

(iv)          With respect to each Employee Plan, there has not occurred, and no Person or entity is contractually bound to enter into, any “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA.

(v)           No assets of, and no assets managed by, SAS or SAI constitute “plan assets” as defined in 29 C.F.R. Section 2510.3-101, and none of the transactions contemplated by this Agreement (including those transactions occurring after the Closing) will constitute a “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA.

(vi)          Except as set forth in Schedule 2.2(p)(vi) attached hereto, the consummation of the transactions contemplated by this Agreement will not: (i) entitle any current or former employee of SAI to severance pay, unemployment compensation or any similar payment; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, or in respect of, any current or former employee of SAI; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Code section 280(G).

(q)           Communication Paths.  Schedule 1.1(b) attached hereto lists (A) all of the telephone lines, telephone circuits and telephone numbers (collectively, “Telephone Lines”), internet addresses, radio, cellemetry and all other technologies and communication paths utilized to provide monitoring and related services to or for the Business including, without limitation or example, to transmit and receive (a) voice to and from the Arlington Heights Office in connection with the conduct of the Business, and (b) data to and from each end-user customers electronic security alarm systems (“Systems”) and SAS’s or SAI’s monitoring facility (collectively, the “Communication Paths”), and (B) the line cards interfacing the Telephone Lines coming from customers with the System.

(r)           Underwriters Laboratories, Inc. (“U.L.”) Standards and U.L. Certification.

(1)           All of SAS’s or SAI’s central station operations and equipment at the Arlington Heights Office including, without limitation, all computer hardware, software and peripheral equipment and systems are in reliance upon the most recent U.L. inspection in May 2008, and the most recent UL Certificate of Compliance, in compliance in all material respects with all current U.L. standards effective as of the Closing Date pursuant to all applicable U.L. protective signaling numbers.

(2)           Schedule 2.2(r)(ii) attached hereto sets forth all certifications by U.L. required to authorize the operation of a U.L. central station for burglary and fire operations at SAI’s Arlington Heights office (the “Central Station”). All of the certifications listed on Schedule 2.2(r)(ii) are currently issued by U.L. for the Central Station and are in good standing and full force and effect for the Central Station and there are no open deficiencies asserted by U.L. in connection with the Central Station.

(3)           SAS hereby authorizes Purchaser to direct U.L. to provide (a) copies of all documents concerning the Central Station that are in the possession, care, custody or control of U.L. and (b) all other information within the knowledge of U.L. concerning the Business, provided that the SAS receives a copy of such direction at the same time that such direction is given to U.L.

(4)           SAS hereby authorizes Purchaser to direct U.L. to transfer its file concerning the Central Station to Purchaser at the Closing and as of the Closing Date.

(5)           If U.L. requires a separate document(s) confirming SAS’s authorizations and directions, SAS shall deliver such document(s), in the form reasonably requested, to U.L. and Purchaser within three (3) Business Days after the receipt of such request from U.L. or Purchaser.

(s)           Environmental Matters. With respect to the real estate leased by SAI at the Arlington Heights office: (i) all Material Permits, licenses and approvals reasonably necessary for the lawful occupancy and operation of such real estate by tenant required by any federal, state, country, regional or local authorities whose jurisdiction includes, in whole or in part, environmental protection or matters pertaining to health, safety and welfare have been obtained. Neither SAS nor SAI has ever generated, transported or disposed of any waste or other substance classified as hazardous, radioactive or toxic under Environmental Laws (as hereinafter defined) (“Hazardous Material”) at or to any other site in violation of Environmental Laws. There are no past, pending or threatened environmental claims against SAI regarding the Arlington Heights office that individually or in the aggregate are likely to have a Material Adverse Effect on SAS, SAI, the Business or the Purchased Assets. There is no circumstance with respect to the Arlington Heights office, either currently or in the past during SAI’s tenancy thereof, that would reasonably be expected to (A) form the basis for an environmental claim against SAS, SAI, Purchaser or the Arlington Heights office or (B) cause the Arlington Heights office to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Law. Neither SAS nor SAI has ever stored gasoline, other petroleum products or Hazardous Materials on the premises of the Arlington Heights office in violation of Environmental Laws. As used herein, the term “Environmental Laws” means all applicable Laws relating to human health and safety, pollution, protection of the environment and natural resources.

(t)            Sufficiency of Assets. Except as set forth on Scheduled 2.2(t) attached hereto, SAS and SAI collectively own or have a valid leasehold interest in, or a valid license to use, all the assets, properties and rights, whether tangible or intangible, necessary for the conduct of the Business as currently conducted and as conducted during the prior twelve month period.  All such assets are in good working condition and repair, ordinary wear, tear and maintenance excepted.

(u)           Accounts Receivable.  Schedule 2.2(u) sets forth all of the accounts, notes and other receivables, billed and unbilled, and all negotiable instruments, or other instruments and chattel paper, as are payable to SAS or SAI as of the date hereof (the “Accounts Receivable”).  Except as set forth on Schedule 2.2(u), all outstanding Accounts Receivable (i) have arisen in bona fide transactions and (ii) are due and valid claims against account debtors for goods or services delivered or rendered, subject, as of the Closing, to no defenses, offsets or counterclaims, except to the extent reserved against (the “Reserves”).  Schedule 2.2(u) sets forth the current amount of the Reserves.  Except as set forth on Schedule 2.2(u), all Accounts Receivable arose in the ordinary course of business, none of the obligors of such receivables has given written notice that it refuses to pay the full amount thereof.  No receivables are subject to prior assignment, claim, security interest or other Lien other than Permitted Liens.  Except as set forth on Schedule 2.2(u), neither SAS nor SAI has any liability for any refunds, allowances, returns or discounts in respect of Accounts Receivable, except to the extent of the Reserves.

(v)            Accounts Payable.  Schedule 2.2(v) sets forth as of the date hereof the all of the trade accounts payable of SAS and SAI and accrued and unpaid compensation to employees (including paid time off) and consultants arising in the ordinary course of business.

(w)           SAI Subsidiaries.  Except as listed on Schedule 2.2(w), SAI has no subsidiaries, joint ventures, partnerships or other Affiliates (other than SAS, Cordell and Robin Rodriguez).

(x)           Equipment.  Schedule 1.1(a) contains a complete and accurate list of all Equipment transferred by SAI to SAS in the Foreclosure Sale.  Schedule 1.1(a) also sets forth the historic cost basis and book value, net of accumulated depreciation, as of the date hereof, for such Equipment.  Schedule 2.2(y) contains a complete and accurate list of all Equipment leased by SAI where the annual payments under such leases exceed $10,000 individually or in the aggregate or where any such lease has a remaining term after the Closing Date equal to or greater than two years.  Except as disclosed on Schedule 2.2(y), none of the Equipment is subject to any Liens, except for Permitted Liens.  Except as set forth in Schedule 2.2(y), (i) the SAS does not hold any material piece of Equipment of any other Person pursuant to any consignment or similar arrangement and no other Person has any right, title or interest in such Equipment except as lessor or licensor and (ii) no other Person holds any material piece of Equipment of SAI pursuant to any lease, consignment or similar arrangement and no other Person has any right, title or interest in such equipment.

(y)           Personal Property Leases.  Set forth in Schedule 2.2(y) is a true and complete list of all leases of personal property of SAI where the annual payments under such leases exceed $10,000 individually or in the aggregate or where any such lease has a remaining term after the Closing Date equal to or greater than two years (collectively, the “Personal Property Leases”).  SAI has been and is in peaceable possession of the property covered by each Personal Property Lease since the commencement thereof.  Except as set forth on Schedule 2.2(y), SAI is not in material default with respect to any Personal Property Lease, and no event has occurred which constitutes, or with due notice or lapse of time or both may constitute, a default by SAI under any such Personal Property Lease.  SAS has delivered to Purchaser a true and complete copy of each Personal Property Lease listed on Schedule 2.2(y).

(i)            Bank Accounts, Etc.  Schedule 2.2(z) sets forth a true and complete list of each bank, trust company, savings and loan association and other financial institution in or with which SAI has a credit line, deposit, safety deposit box, lock box or other loan facility relationship or accounts of any nature and a brief description thereof including the name of the financial institution and the names of all Persons currently authorized to draw thereon, make withdrawals therefrom or having access thereto.

(ii)           Real Property.  Neither SAS nor SAI owns any real property.  SAS does not lease any real property.  Schedule 2.2(aa) sets forth a true and complete list of all real property used in the Business which is leased or subleased by SAI (the “Leased Real Property”), including identification of the lease or sublease, affecting such real estate or any interest therein to which SAI is a party or by which any of its interests in real property are bound (the “Real Property Leases”).  SAI has been and is in peaceable possession of the Leased Real Property covered by each Real Property Lease since the commencement of the original term of such lease and has performed all material obligations required to be performed under such Real Property Lease.  No event or condition exists which constitutes or, with the giving of notice or passage of time or both, would constitute a material default by SAI under any Real Property Lease.  None of such Leased Real Property is subject to any easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other impediments which materially and adversely affect the value to SAI of the leasehold interest therein or which materially interfere with or impair the present and continued use thereof in the usual and normal conduct of the Business as presently conducted. Except as set forth in Schedule 2.2 (aa), there are no subleases or other agreements to which SAI is a party granting any Person the right of occupancy or use of any part of the Leased Real Property, and no Person (other than SAI) is in possession of any such properties. No real property other than the Leased Real Property is used in the Business.  There are no structural or other material physical defects or deficiencies in the condition of any Real Property or improvements thereon.  The buildings, structures and improvements situated on each such parcel of Real Property, and appurtenances thereto are in good condition (subject to normal wear and tear), and as such are adequate to conduct the Business as presently conducted.

(iii)          Accuracy of Information.  None of the representations or warranties of SAS contained in this Agreement or in the Disclosure Schedules hereto contains any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations or warranties, in the context in which made, not misleading.

2.3.          Representations and Warranties of Purchaser.

Purchaser makes the representations and warranties set forth below to Cordell:

(a)           No Operations.  Purchaser has not conducted any business or operations since its date of organization except for the negotiation of the Transaction Documents.

(b)           Organization and Qualification.  Purchaser is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted.  Purchaser is not in violation or default of any of the provisions of its certificate of incorporation or bylaws.

(c)           Authorization; Enforcement.  Purchaser has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of each of the Transaction Documents to which it is a party by Purchaser and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser and no further action is required by Purchaser, its Board of Directors or its stockholders in connection therewith.  Each Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by Purchaser and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d)           No Conflicts.  The execution, delivery and performance of the Transaction Documents to which it is a party by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby do not and will not:  (i) conflict with or violate any provision of Purchaser’s certificate of incorporation or bylaws, or (ii) subject to the Purchaser Required Approvals, conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of Purchaser, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument or other understanding to which Purchaser is a party or by which any property or asset of Purchaser is bound or affected, or (iii) subject to the Purchaser Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or Governmental Authority to which Purchaser is subject (including federal and state securities laws and regulations), or by which any property or asset of Purchaser is bound or affected.

(e)           Filings, Consents and Approvals.  Purchaser is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other Governmental Authority or other Person in connection with the execution, delivery and performance by Purchaser of the Transaction Documents to which it is a party, other than the delivery of the notices and the receipt of the approvals set forth on Schedule 2.3(e) attached hereto (collectively, the “Purchaser Required Approvals”).

(f)            Capitalization.  The capitalization of Purchaser is as set forth on Schedule 2.3(f) attached hereto.  Except as set forth on Schedule 2.3(f) and as contemplated by this Agreement, there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Purchaser Common Stock, or contracts, commitments, understandings or arrangements by which Purchaser is or may become bound to issue additional shares of Purchaser Common Stock or Common Stock Equivalents. All of the outstanding shares of capital stock of Purchaser are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities.  Except as set forth on Schedule 2.3(f), there are no stockholders agreements, voting agreements or other similar agreements with respect to Purchaser’s capital stock to which Purchaser is a party or, to the knowledge of Purchaser, between or among any of Purchaser’s stockholders.  The Purchaser Common Stock, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, will have been issued in compliance with all applicable laws concerning the laws relating to the issuance of securities, and will be free and clear of any encumbrances (except any restrictions on transfer under applicable securities laws).

2.4.          Representations and Warranties of Cordell.

Cordell hereby makes the representations and warranties set forth below to Purchaser:

(a)           Organization and Qualification.  Cordell is duly organized, validly existing and in good standing under the laws of the State of Florida, with the requisite power and authority as a limited liability limited partnership to own and use its properties and assets and to carry on its business as currently conducted.  Cordell is not in violation or default of any of the provisions of its certificate of limited partnership. Cordell does not have a limited partnership agreement.

(b)           Authorization; Enforcement.  Cordell has the requisite power and authority as a limited liability limited partnership to enter into and to consummate the transactions contemplated by each of the Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of each of the Transaction Documents to which it is a party by Cordell and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability limited partnership action on the part of Cordell and its holders of voting equity securities and no further action is required by Cordell, its general partner or its limited partners in connection therewith.  Each Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by Cordell and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of Cordell enforceable against Cordell in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c)           No Conflicts.  The execution, delivery and performance of the Transaction Documents to which it is a party by Cordell and the consummation by Cordell of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of Cordell’s certificate of limited partnership or agreement of limited partnership, or (ii) subject to Cordell Required Approvals, conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of Cordell, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument or other understanding to which Cordell is a party or by which any property or asset of Cordell is bound or affected, or (iii) subject to Cordell Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or Governmental Authority to which Cordell is subject (including federal and state securities laws and regulations), or by which any property or asset of Cordell is bound or affected (except in the case of each of clauses (ii) and (iii)), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(d)           Filings, Consents and Approvals.  Cordell is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other Governmental Authority or other Person in connection with the execution, delivery and performance by Cordell of the Transaction

Documents to which it is a party, other than the delivery of the notices and the receipt of the approvals set forth on Schedule 2.4(d) attached hereto (collectively, the “Cordell Required Approvals”).

(e)           Investment Representations.

(i)            Cordell understands that the shares of Purchaser Common Stock comprising Cordell Stock have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and the Purchaser Common Stock is being offered and sold under an exemption from registration provided by the Securities Act and the rules and regulations thereunder in reliance, in good faith, upon the representations and warranties of Cordell contained herein;

(ii)           Cordell is able (i) to bear the economic risk of Cordell’s investment in the Purchaser Common Stock, (ii) to hold the Purchaser Common Stock for an indefinite period of time, and (iii) currently, based on existing conditions, hereafter will be able to afford a complete loss of such investment;

(iii)          Cordell understands the business in which Purchaser is engaged and has such knowledge and experience in financial and business matters that Cordell is capable of evaluating the merits and risks of Cordell’s investment in the Purchaser Common Stock and of making an informed investment decision with respect thereto.  Cordell has obtained sufficient information to evaluate the merits and risks of Cordell’s investment and to make such a decision;

(iv)          In making Cordell’s decision to invest in the Purchaser Common Stock, Cordell has relied upon independent investigations made by Cordell;

(v)           Cordell confirms that neither the Purchaser nor any of the Purchaser’s Affiliates or agents have made any representations or warranties (oral or written), concerning Cordell’s investment in the Purchaser Common Stock, the Purchaser, its business, prospects or anticipated financial results, or other matters;

(vi)          Except for the indirect interests in the Purchaser Common Stock of the participants in the loans made by Cordell to SAI pursuant to the Credit Agreement, the Purchaser Common Stock are being purchased solely for Cordell’s own account, as principal, for investment and not for the interest of any other entity and not with a view to, or in connection with, any resale or distribution of such Purchaser Common Stock.  Cordell has no agreement or other arrangement with any Person to sell, transfer or pledge any part of the Purchaser Common Stock subscribed for or any agreement or arrangement which would guarantee Cordell any profit or against any loss with respect to such Purchaser Common Stock, and Cordell has no plans to enter into any such agreement or arrangement;

(vii)         Cordell understands that:

(1)           Cordell must bear the economic risk of the investment for an indefinite period of time because the Purchaser Common Stock cannot be resold unless subsequently registered under the Securities Act or unless an exemption from such registration is available, as established by an opinion of counsel satisfactory to the Purchaser;

(2)           The exemption provided by Rule 144 promulgated pursuant to the Securities Act (“Rule 144”) generally will not be available because of the conditions and limitations of Rule 144.  In the absence of the availability of Rule 144 any disposition by Cordell of any portion of the Purchaser Common Stock may require compliance with some other exemption under the Securities Act, and Purchaser is under no obligation and does not plan to take any action in furtherance of making Rule 144 or any exemption so available;

(3)           All certificates evidencing the Purchaser Common Stock will bear a legend substantially as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR “BLUE SKY” LAWS, AND MAY NOT BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, OR OTHERWISE DISPOSED OF UNLESS REGISTERED PURSUANT TO THE PROVISIONS OF SUCH ACT AND BLUE SKY LAWS OR PURSUANT TO AN EXEMPTION THEREOF.

(4)           No federal or state agency has passed on or made any recommendations or endorsements of the investment in the Purchaser Common Stock.

Article III.

POST-CLOSING COVENANTS

3.1.          Public Announcements.  Neither SAS nor Cordell shall issue or make any press release or other public statements with respect to this Agreement or the transactions described herein to employees, customers, distributors, suppliers or other Persons except and unless such release, statement or announcement has been approved by Purchaser.  Purchaser may issue any such releases of information without the consent of the SAS or Cordell; provided, however, that prior to making any such release Purchaser shall reasonably consult with Cordell regarding the content thereof if practicable.  If either of SAS or Cordell are so required to issue or make a press release, public statement or other announcement within the scope of this Section 3.1, such party shall inform the Purchaser prior to issuing or making any such press release, public statement or announcement and shall reasonably consult with the Purchaser regarding the content thereof if practicable.

3.2.          Restrictions.  Each of SAS and Cordell acknowledges that Purchaser has paid valuable consideration for the Purchased Assets, particularly the customer and supplier lists, distribution records, know-how, goodwill and other proprietary business information and trade secrets of relating to the Business.  The use by SAS or Cordell of these relationships and such confidential information in a business or activity which competes with Purchaser or the Business would provide the competing business with an unfair advantage over the Purchaser.  Accordingly, Purchaser wishes to restrict SAS’s and Cordell’s use of such information and their ability to compete with Purchaser.  Each of SAS and Cordell agrees, for the purchase price described in Article I, to comply, and cause its Affiliates (other than SAI Executives as to whom Purchaser acknowledges that SAS and Cordell have no responsibility) to comply, with the terms of this Agreement, all of which are reasonable and necessary to protect the confidential business information and trade secrets and the value of the Business being acquired by Purchaser and to prevent any unfair advantage from being conferred upon a competing business of SAS or Cordell, as set forth below.

3.3.          Non-Competition.

For a period of five years from the Closing Date, each of SAS and Cordell shall not, and shall not permit any of their Affiliates (other than SAI Executives as to whom Purchaser acknowledges that SAS and Cordell have no responsibility) to, directly or indirectly, either alone or as a stockholder, partner, employee, officer, director, associate, consultant, owner, agent, creditor, coventurer of any other Person, or in any other capacity, directly or indirectly, engage in the security alarm monitoring business (“Prohibited Business”) or render material services of a competitive nature to any other Person engaged in the Prohibited Business anywhere in the world.

3.4.          Non-Interference with Business Relations.

For a period of five years from the Closing Date, each of SAS and Cordell shall not, and shall not permit any of SAS or Cordell’s Affiliates (other than the SAI Executives as to whom Purchaser acknowledges that SAS and Cordell have no responsibility) to, directly or indirectly, solicit, induce or attempt to solicit or induce any supplier, licensee or other business relation of Purchaser or its Affiliates to cease doing business with Purchaser or its Affiliates, or in any way interfere with the relationship between any customer or business relation of Purchaser or its Affiliates.

3.5.          Solicitation of Customers and Employees.

For a period of five years from the Closing Date, each of SAS and Cordell shall not, and shall not permit any of SAS or Cordell’s Affiliates (other than the SAI Executives as to whom Purchaser acknowledges that SAS and Cordell have no responsibility) to, directly or indirectly, either alone or as a partner, consultant, adviser, owner, associate, agent, creditor, coventurer of any other Person, or in any other capacity, (i) sell to or solicit sales of products or services which compete with the Business from any customer or account which was a customer or account of SAS or SAI as of the Closing Date, within one year prior thereto, or (ii) solicit, hire, attempt to solicit or hire, or participate in any attempt to solicit or hire any employee of SAS or SAI, or any Person who was an employee of SAS or SAI within the six month period prior to the Closing Date or encourage any such employee to leave such employee’s employment; provided, however, that such limitations contained in this Section 3.5 regarding solicitation or hiring shall not apply to any Person who responds to an advertisement which is placed in general circulation and which is not targeted at a Person to whom the preceding otherwise would apply and provided that SAS or Cordell otherwise complies with the provisions of this Section 3.5(a).

3.6.          Confidential Information.  Each of SAS and Cordell recognize that Purchaser’s business interests require the fullest practical protection and confidential treatment of all information relating to the Business not generally known within the relevant trade group or by the public, including all documents, writings, memoranda, business plans, illustrations, designs, plans, know-how, technology, financial information, personnel data, processes, formulas, programs, inventions, computer software, reports, sources of supply, customer lists, supplier lists, pricing policies, operational methods, marketing plans or strategies, product development techniques, business acquisition plans, methods of manufacture, trade secrets and all other valuable or unique information and techniques acquired, developed or used by Purchaser relating to its businesses, operations, employees or customers (hereinafter collectively termed “Protected Information”).  Each of SAS and Cordell expressly acknowledge and agree that Protected Information constitutes trade secrets and confidential and proprietary business information of Purchaser.  Protected Information shall not include information which (i) is or becomes part of the public domain through no breach of this Agreement by SAS or Cordell, (ii) is independently developed or otherwise created without the use of any Protected Information,  (iii) is received on a non-confidential basis from a source other than Purchaser that is entitled to disclose the same or (iv) prior to the date hereof has been disclosed to COPS in connection with the COPS Agreement or the COPS Transition Agreement.  Each of SAS and Cordell acknowledge that Protected Information is essential to the success of the Business, and it is the policy of Purchaser to maintain as secret and confidential Protected Information, which gives Purchaser a competitive advantage over those who do not know the Protected Information and is expressly and implicitly protected by Purchaser from unauthorized disclosure.  Accordingly each of SAS and Cordell shall, and shall cause its Affiliates (other than SAI Executives as to whom Purchaser acknowledges that SAS and Cordell have no responsibility) to, keep secret and treat confidentially and not directly or indirectly, appropriate, divulge, disclose or otherwise disseminate to any other Person nor use in any manner benefit any Protected Information, for the benefit of SAS or Cordell or any other Person and not to use or aid others in using any such Protected Information except to the extent that disclosure is required by law; provided, however, that SAS and Cordell shall provide Purchaser with notice as far in advance of any required disclosure as is practicable in order for Purchaser to obtain an order (at Purchaser’s sole cost) or other assurance that any information required to be disclosed will be treated as Protected Information and SAS or Cordell shall use all commercially reasonable efforts to cooperate with Purchaser in connection therewith and in furtherance thereof.  This obligation of non-disclosure of information shall continue to exist for so long as such information remains Protected Information.  Without limiting the generality of the foregoing, each of SAS and Cordell acknowledge and agree that the Protected Information consists of trade secrets and confidential and proprietary information and is subject to the protection of any applicable trade secrets act.

3.7.          Scope.  If, at the time of enforcement of this Article III, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.

3.8.          Remedies.  Each of SAS and Cordell agree that if SAS or Cordell shall commit or threaten to commit a breach of any of the covenants and agreements contained in this Article III, then, in any such case, Purchaser shall have the right to seek all appropriate injunctive and other equitable remedies therefor, in addition to any other rights and remedies that may be available at law, it being acknowledged and agreed that any such breach would cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy therefor.  If either of SAS or SAI violates any of the terms of this Article III, the running of the periods of limitation referred to in this Agreement shall be tolled until such violation shall cease and shall begin to run again only when SAS or Cordell is in compliance with the terms hereof, whether voluntarily or pursuant to an order of a court.

3.9.          Purchaser Agreements Concerning the Business.

(a)           Employment.  After the Closing, the Board of Directors of Purchaser shall select the management group to operate the Business, which management group may include one or more of the SAI Executives.  Purchaser shall also provide a substantial number of employees of SAI the opportunity to become employed with Purchaser following the Closing on substantially the same or similar terms and conditions of employment as provided by SAI.  Notwithstanding the foregoing, nothing contained herein or in any of the Transaction Documents shall be deemed or construed to be an offer or agreement of employment with any Person, including but not limited to the SAI Executives.

(b)           Management Equity.  After the Closing, the Board of Directors of Purchaser in its sole discretion may make available to Purchaser’s management group up to an aggregate of twelve percent (12%) of the Purchaser Common Shares on a fully-diluted basis as of Closing through purchase or as incentive compensation.  Notwithstanding the foregoing, nothing contained herein or in any of the Transaction Documents shall be deemed or construed to be an offer to sell or the solicitation of an offer to purchase any Management Stock or a grant or award of an option or other right to purchase any Purchaser Common Shares to any Person.

(c)           Vendors.  At Closing, Alarm Funding will have contributed $500,000 in cash to Purchaser.  In accordance with the Transition Services Agreement, Purchaser shall make such funds available for the payment of vendors critical to the Business.  Except as provided in the Transition Services Agreement, neither Alarm Funding, on the one hand, nor Cordell and SAS on the other hand, is under any obligation to provide funds for use by SAI or SAS for operations, to pay vendors, defend lawsuits or for any other purpose.

3.10.        SAS and Cordell Agreements Concerning SAS and SAI.  Neither SAS nor SAI shall dissolve, liquidate, wind-up or abandon SAI or SAS prior to the expiration of the Indemnification Period.

3.11.        Further Assurances.  Each party to this Agreement, at the request of any other party, shall execute and deliver such other agreements, instruments and other documents and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby.

3.12.        Contribution and Assignment of Claims.  Each of Alarm Funding, Cordell and SAS does hereby contribute, transfer, assign and convey to Purchaser all of their respective rights, title and interest in or to any and all claims, causes of actions, rights to seek indemnity, entitlements to damages, and other rights that they or their Affiliates (including in the case of Cordell and SAS, SAI) may have against any Person, including dealers of alarm security contracts, as of the date hereof relating to the Business, the Purchased Assets, any rights under the Servicing Agreement or the Credit Agreement, and all related agreements, instruments and other documents, other than those released pursuant to the Mutual Release.

Article IV.

INDEMNIFICATION

4.1.          Survival of Representations, Warranties and Covenants.  The respective representations, warranties and covenants of each of the parties hereto contained in this Agreement and each other Transaction Document shall survive the Closing and the consummation of the transactions contemplated hereby.  The rights of each Person entitled to indemnification under this Article IV to seek indemnification with respect to a breach of any representation or warranty in Article II of this Agreement shall terminate on the date which is two years after the Closing, except (i) insofar as any party or other Person entitled to indemnification under this Article IV shall have asserted a Claim in writing, setting forth in reasonable detail the nature of the Claim (and if then known, the amount thereof), prior to the expiration of such two year period, in which event the representations or warranties shall continue in effect and remain a basis for indemnity solely with respect to each such asserted Claim until such Claim is finally resolved (pursuant to a non-appealable order by a court of competent jurisdiction or agreement of Alarm Funding and Cordell) (such period ending thirty days (30) after the two (2) year anniversary of the Closing hereby being called the “Indemnification Period”), (ii) any Claim for indemnification relating to Sections 2.1(b) [Organization and Qualification], 2.1(c) [Authorization; Enforcement], 2.2(b) [Organization and Qualification], 2.2(c) [Authorization; Enforcement], 2.3(a) [Organization and Qualification] or 2.3(b) [Authorization; Enforcement], it being agreed that the representations and warranties of those Sections shall continue indefinitely beyond the two year anniversary of the Closing Date (regardless of whether the facts giving rise to such claim are also the subject of any expired representation or warranty), (iv) any Claims relating to Sections 2.1(m) [Title to Assets], 2.1(t) [Certain Fees], 2.1(u) [Tax Status],  2.1(x) [Employee Benefits] or 2.1(aa) [Environmental Matters], it being agreed that the representations and warranties of those Sections shall continue until the applicable statute of limitations thereto including any extensions thereof (regardless of whether the facts giving rise to such Claim are also the subject of any expired representation and warranty), and (v) any Claim for indemnification based on allegations of common law fraud to the extent that a court of law with competent jurisdiction over the Claim holds in a final decision (for which the period for appeal has expired) that common law fraud was committed by the pertinent party (“Fraud”) shall continue indefinitely beyond the two year anniversary of the Closing Date (regardless of whether the facts giving rise to such Claim are also the subject of any expired representation and warranty) and (vi) any agreement or covenant to be performed by any party after the Closing (“Post-Closing Covenant”) shall survive the Closing in accordance with its terms.  The rights and remedies of any Person based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement, shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy, breach or indemnity is based may also be the subject matter of any representation, warranty, covenant or agreement contained in this Agreement or any Transaction Document as to which there is no inaccuracy or breach or as to which the Indemnification Period has expired.  Claims based upon a breach of any representation, warranty or covenant may be brought without regard or reference to any investigation made by or on behalf of, or disclosure to any party to whom such representation, warranty or covenant have been made; provided, however, that no Claim based upon a breach of any representation or warranty may be made by (i) any party that knew or should have reasonably known of the inaccuracy of such representation or warranty as of the Closing Date, or (ii) Purchaser against Cordell based upon any information contained in or reasonably inferred from the Delivered Documents, or relating to any time period prior to February 22, 2008.

4.2.          SAS Indemnification.  SAS shall indemnify and hold harmless Purchaser and its Affiliates and their respective officers, directors, stockholders and agents, successors and assigns (collectively, “Purchaser Indemnified Parties”), from and against and in respect of any and all demands, claims, causes of action, administrative orders and notices, losses, costs, fines, Liabilities, penalties, damages (direct or indirect) and expenses (including reasonable out-of-pocket legal, paralegal, accounting and consultant fees, amounts paid in settlement, judgments and other expenses incurred in the investigation and defense of claims and actions) (hereinafter collectively called “Losses”) to the extent such Losses result from, are in connection with or arise out of:

(a)           any breach of any representation or warranty made by SAS in this Agreement or in any Transaction Document;

(b)           any breach by SAS of any of SAS’s covenants made in this Agreement or any Transaction Document;

(c)           any Fraud by SAS; and

(d)           subject to the limitations set forth in Section 4.8(b), any claims made with respect to any Liabilities of SAS or SAI or otherwise made by any creditors of SAS or SAI, including any third party claims based on violation of the bulk transfer provisions of the Uniform Commercial Code or premised on a fraudulent conveyance of the Purchased Assets or otherwise relating to the consummation of the transactions contemplated by this Agreement.

The parties expressly agree that the Purchaser Indemnified Parties may seek indemnification for Losses under Section 4.2(a),(b) or (c) only to the extent that the net proceeds paid under any insurance policies maintained by SAS are available for payment of Losses and shall not seek indemnification for Losses from any of the escrowed cash proceeds held pursuant to the COPS Asset Purchase Agreement; provided, however, that it is understood that SAS shall have no obligation to pay as Losses the deductible due with respect to any Claim covered by insurance; and provided, further that the parties agree that there shall be no limitation on the right of the Purchaser Indemnified Parties to seek indemnification of Losses under Section 4.2(c) based solely on the Fraud of Robin Rodriguez.  SAS and Cordell expressly agree that the Purchaser Indemnified Parties shall be subrogated to any and all of the rights and interests of SAS and Cordell in connection with any Claim based upon the Fraud of the SAI Executives; provided, however,  that nothing in this Section 4.2 shall be construed to alter or expand the substantive legal duties and obligations owed by SAI Executives to SAS, SAI or any other person.

4.3.          Cordell Indemnification.  Cordell shall indemnify and hold harmless the Purchaser Indemnified Parties from and against and in respect of any and all Losses to the extent such Losses result from, are in connection with or arise out of:

(a)           any breach of a representation or warranty in Sections 2.1 and 2.4;

(b)           any breach of a representation or warranty in Section 2.2 if, and only if, to Rodriguez’s Knowledge such representations and warranties were not in fact true;

(c)           any representation or warranty made by Cordell in this Agreement or in any Transaction Document;

(d)           any breach by Cordell of any of Cordell’s covenants made in this Agreement or any Transaction Document;

(e)           any Fraud by Cordell; and

(f)            the COPS Asset Purchase Agreement unless it relates to any action or inaction otherwise required by Purchaser under the Transition Services Agreement.

4.4.          Purchaser’s Indemnification.  Purchaser shall indemnify and hold harmless Cordell and its respective officers, directors, members, agents, successors and assigns (collectively, the “Cordell Indemnified Parties”), from and against and in respect of any and all Losses to the extent such Losses result from, are in connection with or arise out of:

(a)           any breach of a representation or warranty made by Purchaser in this Agreement or in any Transaction Document;

(b)           the breach by Purchaser of any of Purchaser’s covenants made in this Agreement or any Transactional Document; and

(c)           any Fraud by Purchaser.

4.5.          Alarm Funding’s Indemnification.  Alarm Funding shall indemnify and hold harmless the Cordell Indemnified Parties from and against and in respect of any and all Losses to the extent such Losses result from, are in connection with or arise out of:

(a)           any breach of a representation or warranty made by Purchaser or Alarm Funding in this Agreement or in any Transaction Document;

(b)           the breach by Alarm Funding of any of Alarm Funding’s covenants made in this Agreement or any Transactional Document; and

(c)           any Fraud by Alarm Funding.

4.6.          Indemnification Procedure for Third Party Claims Against Indemnified Parties.

(a)           In the event that subsequent to the Closing Date any party or parties entitled to indemnification hereunder (“Indemnified Party”) asserts a claim for indemnification under this Article IV, on account of or in connection with any claim or the commencement of any action or proceeding against such Indemnified Party by any Person who is not a party to this Agreement (including any Governmental Authority) (a “Third Party Claim”), the Indemnified Party shall give written notice thereof together with a statement of any available information regarding such claim (the “Notice of Third Party Claim”) to the party against whom a claim for indemnification has been asserted (“Indemnifying Party”) as soon as reasonably practicable after learning of such Third Party Claim.  Failure by an Indemnified Party to provide notice on a timely basis of a Third Party Claim shall not relieve the Indemnifying Party of its obligations hereunder, except that the foregoing shall not constitute a waiver by the Indemnifying Party of any claim against the Indemnified Party for losses caused by such delay.

(b)           With respect to the defense of any Third Party Claim against or involving an Indemnified Party, an Indemnifying Party may at its option within 30 days after receipt of a Notice of Claim appoint as lead counsel of such defense any legal counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided that the Indemnifying Party acknowledges the right of the Indemnified Party to indemnity pursuant hereto (with a reservation of rights with respect to all limitations set forth in this Agreement).

(c)           Without the prior written consent of the Indemnified Party(which shall not be unreasonably withheld, conditioned or delayed), the Indemnifying Party (and any insurance carrier defending such Third Party Claim on the Indemnified Party’s behalf) will not enter into any settlement of any Third Party Claim with respect to which the Indemnifying Party controls the defense pursuant to Section 4.6(b) hereof unless the terms of such settlement discharge and release the Indemnified Party from all Liabilities and obligations thereunder and do not involve a remedy other than the payment of money by the Indemnifying Party.

(d)           In the event that the Indemnifying Party does assume the defense pursuant to Section 4.6(b), the Indemnified Party will, at its own expense, cooperate with and make available to the Indemnifying Party such assistance, personnel, witnesses and materials as the Indemnifying Party may reasonably request.

(e)           Notwithstanding Section 4.6(b), the Indemnified Party will be entitled to participate in the defense of any Third Party Claim and to employ counsel of its choice for such purpose at its own expense; provided that the Indemnifying Party will bear the reasonable fees and expenses of such separate counsel incurred prior to the date upon which the Indemnifying Party effectively assumes control of such defense.  Notwithstanding Section 4.6(b), the Indemnified Party shall have the sole right to conduct the defense of a Third Party Claim at the expense of the Indemnifying Party with legal counsel retained by the Indemnified Party, if:

(i)            the Indemnifying Party fails to assume the defense of such claim within 30 days after receipt of a Notice of Claim in accordance with Section 4.6(b);

(ii)           the Indemnified Party reasonably believes that there exists a conflict of interest which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Third Party Claim;

(iii)          the claim involves injunctive or other equitable relief; or

(iv)          the Indemnifying Party has failed or is failing to vigorously prosecute or defend such claim.

In such event, the Indemnifying Party shall, at its own expense, cooperate with and make available to the Indemnified Party such assistance, personnel, witnesses and materials as the Indemnified Party may reasonably request.

(f)            In the event of any Third Party Claim, the defense of which is conducted by the Indemnified Party, the Indemnifying Party will not be bound by any determination of such Third Party Claim so defended for purposes of this Agreement or any compromise or settlement effected unless the Indemnified Party has obtained the written consent of the Indemnifying Party (which consent may not be unreasonably withheld, conditioned or delayed).

(g)           Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall be conclusively deemed to be an obligation with respect to which the Indemnified Party is entitled to prompt indemnification hereunder, subject to any applicable limitations set forth in this Agreement.

(h)           With respect to any Third Party Claim subject to indemnification under this Article IV, the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other Person fully informed of the status of such Third Party Claim and any related proceedings at all stages thereof where such Person is not represented by its own counsel.

4.7.          Nature of Other Liabilities.  In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim (and the amount thereof, if then known), and the basis of the Indemnified Party’s request for indemnification under this Agreement.

4.8.          Determination of Loss Amount.

(a)           The amount of any Loss subject to indemnification under Sections 4.2, 4.3, 4.4 or 4.5 shall be calculated net of any insurance proceeds or any indemnity, contribution or other similar payment received by the Indemnified Party from any third party with respect thereto after deducting any collection expenses relating to any such payment and the reasonably estimated amount of any increase in insurance premiums and Losses directly  relating to any impact on available insurance coverage as a direct result of making any such claim for insurance proceeds (collectively, “Insurance Recovery Expenses”).  The Indemnified Party shall seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder.  In the event that an insurance or other recovery is made by any Indemnified Party with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery less any applicable Insurance Recovery Expenses shall be made promptly to the Indemnifying Party.  The Indemnified Party shall be subrogated to all rights of the Indemnifying Party and their Affiliates in respect of any Losses indemnified by the Indemnified Party.

(b)           In connection with any claim made by Purchaser Indemnified Parties pursuant to Section 4.2(d), a Purchaser Indemnified Party shall be indemnified first, from any available assets of SAI, including any insurance proceeds payable in connection with such claim, and second, from any available assets of SAS, including any insurance proceeds payable in connection with such claim.  Except to the extent permitted under the applicable insurance policies of SAI and SAS, no Purchaser Indemnified Party shall be advanced funds for the defense of such claims.  Purchaser agrees that in any event its claim for payment of Losses pursuant to Section 4.2(d) shall be limited to the aggregate amount of the available assets of SAI and SAS, including any insurance proceeds, and in no event shall be a monetary obligation of Cordell.

4.9.          Limitations on Amount of Damages; Manner of Payment.  Any amounts owing pursuant to this Article IV from Cordell for Losses under Section 4.3(b) shall be paid by canceling that number of shares of Cordell Stock equal to 3200 multiplied by the fraction obtained by dividing the amount of Losses by Five Million Dollars ($5,000,000).  The cancellation of the Cordell Stock shall be used solely for purposes of payment of indemnification pursuant to this Article IV by Cordell for Losses under Section 4.3(b) and for no other purposes.  The cancellation of the Cordell Stock shall be the sole and exclusive remedy for Losses under Section 4.3(b) and Purchaser waives any other rights that it may have in law or inequity for such Losses.

4.10.        No Cordell Claim Against SAS.  Cordell shall not assert any claim against SAS with respect to any breach by SAS of any representation, warranty or covenant in this Agreement.

4.11.        Sole Remedy.  Except for (i) the rights of Purchaser to specific performance and injunctive or other equitable relief in connection with the obligations of SAS and Cordell under Article III hereof, and (ii) claims between the parties based upon Fraud, from and after the Closing, the provisions of this Article IV shall represent the sole and exclusive remedy available to any Indemnified Party for any Losses for any breach of any representation, warranty, obligation, covenant or agreement required to be performed, and each party hereby unconditionally waives any other rights that it may have in law or in equity for such breach.

4.12.        No Claim Against SAS or Cordell Based on Transfer of Cordell Stock or COPS Cash.  Neither Alarm Funding nor Purchaser shall assert any claim against SAS or Cordell based on the distribution of the Cordell Stock or any of the cash proceeds received by SAS under the COPS Asset Purchase Agreement by SAS to Cordell or by Cordell to the participants in the loans made by Cordell to SAI.

Article V.

MISCELLANEOUS

5.1.          Expenses.  Except as otherwise agreed to in writing by the parties, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

5.2.          Notices.  All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight courier (providing proof of delivery), mailed by prepaid registered or certified mail (return receipt requested), or by facsimile transmission (providing confirmation of transmission) addressed as follows:

(a)           If to Purchaser, to:

CastleRock Security, Inc.

c/o Whitecap Advisors LLC

800 Connecticut Avenue

Norwalk, Connecticut 06854

203.656.4848

Attn: Westin Lovy

Email: westin@whitecapadvisors.com

with a copy to:

Steven J. Gray, Esq.

Sonnenschein Nath & Rosenthal LLP

7800 Sears Tower

233 South Wacker Drive

Chicago, IL  60606

312.876.8004

Email: sgray@sonnenschein.com

If to SAS or Cordell, to:

Cordell Funding, LLLP

333 Poinciana Drive

Miami, FL 33160

Attn:  Robin Rodriguez, Manager

Email:  robinrodriguez@anglofinancial.com

with a copy to:

Ruden McClosky Smith Schuster & Russell, P.A.

200 East Broward Boulevard

Fort Lauderdale, Florida 33301

Attn: Robert C. Brighton, Jr., Esq.

Email:  Robert.Brighton@Ruden.com

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so delivered (if delivered personally) or on the date of confirmation of receipt; provided that any notice received at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day.

5.3.          Interpretation.  When a reference is made in this Agreement to sections, Exhibits or Disclosure Schedules, such reference shall be to a section of, or Exhibit or Schedule to this Agreement unless otherwise indicated.  No provision of this Agreement shall be construed to require any party or any of their respective subsidiaries or Affiliates to take any action that would violate applicable law, rule, or regulation.

5.4.          Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding, or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

5.5.          Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  Facsimile and PDF signatures shall be deemed legally sufficient for all purposes of this Agreement and the Transaction Documents.

5.6.          Entire Agreement.  This Agreement, together with the Exhibits and Schedules hereto, and any documents delivered by the parties in connection herewith constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.

5.7.          Governing Law; Jurisdiction and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.  Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Illinois and of the United States of America located in Cook County, Illinois (the “Illinois Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Illinois Courts, and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Illinois, to appoint and maintain an agent in the State of Illinois as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service.  Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally with the State of Illinois.

5.8.          Severability.  In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable best efforts to substitute a valid, legal, and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

5.9.          Assignment; Reliance of Other Parties.  Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of law or otherwise) without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.  This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies under or by reason of this Agreement.

5.10.        Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the Illinois Courts, this being in addition to any other remedy to which they are entitled at law or in equity.

5.11.        Disclosure Schedules.  Any information disclosed in any Disclosure Schedule shall be deemed to be disclosed and incorporated in any other Disclosure Schedule where such disclosure would be appropriate and reasonably apparent on the face of such Disclosure Schedule.

5.12.        Definitions.  Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

(a)           “Action” has the meaning set forth in Section 2.2(d).

(b)           “Affiliate” means any Person that, directly or indirectly through one (1) or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act.

(c)           “Agreement” means this Asset Purchase and Settlement Agreement.

(d)           “Alarm Contracts” has the meaning set forth in Recital A hereto.

(e)           “Alarm Funding” has the meaning set forth in the preamble to this Agreement.

(f)            “Assignment and Assumption Agreement” has the meaning set forth in Section 1.7(b).

(g)           “Assignment of Copyrights” has the meaning set forth in Section 1.7(c).

(h)           “Assignment of Patents” has the meaning set forth in Section 1.7(e).

(i)            “Assignment of Service Marks and Trademarks” has the meaning set forth in Section 1.7(d).

(j)            “Assumed Liabilities” has the meaning set forth in Section 1.3.

(k)           “Bill of Sale and Assignment of Contracts” has the meaning set forth in Section 1.7(a).

(l)            “Business” has the meaning set forth in Recital I hereto.

(m)          “Business Day” means any day except Saturday, Sunday, or any day which shall be a federal legal holiday in the United States.

(n)           “Central Station” has the meaning set forth in Section 2.2(r)(ii).

(o)           “Closing” has the meaning as set forth in Section 1.7.

(p)           “Closing Date” has the meaning as set forth in Section 1.7.

(q)           “COBRA” has the meaning set forth in Section 2.2(p)(iii).

(r)           “Code” means the Internal Revenue Code of 1986, as amended.

(s)           “Common Stock Equivalents” means any securities of the parties which would entitle the holder thereof to acquire at any time Purchaser Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, common stock.

(t)            “Controlled Group Member” has the meaning set forth in Section 2.2(p)(i).

(u)           “COPS” has the meaning set forth in Recital E to this Agreement.

(v)            “COPS Asset Purchase Agreement” has the meaning set forth in Recital E to this Agreement.

(w)           “COPS Transition Agreement” has the meaning set forth in Recital E to this Agreement.

(x)           “Cordell” has the meaning set forth in the preamble to this Agreement.

(y)           “Cordell Indemnified Parties” has the meaning set forth in Section 4.4.

(z)           “Cordell Liens” has the meaning set forth in Section 1.4(b).

(aa)         “Cordell Required Approvals” has the meaning set forth in Section 2.4(d).

(bb)         “Cordell Stock” has the meaning set forth in Recital J to this Agreement.

(cc)         “Credit Agreement” has the meaning set forth in Recital B to this Agreement.

(dd)         “Communication Paths” has the meaning set forth in Section 2.2(q).

(ee)         “Consent and Release” has the meaning set forth in Section 1.7(r).

(ff)           “Delivered Documents” means those documents listed on Schedule 5.12(ff) hereto, formerly in the possession of Robin Rodriguez and delivered to Purchaser no later than three (3) Business Days prior to the Effective Date. For this purpose, delivery shall include electronic delivery and documents shall include any attachments to e-mails delivered to Purchaser.

(gg)         “Disclosure Schedules” has the meaning set forth in Section 2.1.

(hh)         “Employee Plan” has the meaning set forth in Section 2.2(p)(i).

(ii)           “Environmental Laws” has the meaning set forth in Section 2.2(s).

(jj)           “Equipment” means the tangible personal property used in the Business, including but not limited to computer hardware, furniture, supplies and office equipment and all related improvements and parts.

(kk)        “ERISA” has the meaning set forth in Section 2.2(9)(i).

(ll)           “Excluded Assets” has the meaning set forth in Section 1.2.

(mm)       “Foreclosure Sale” has the meaning set forth in Recital C to this Agreement.

(nn)         “Fraud” has the meaning set forth in Section 4.1.

(oo)         “GAAP” means United States generally accepted accounting principles.

(pp)         “Governmental Authority” means any United States or foreign, federal, state, or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing.

(qq)         “Governmental Permits” has the meaning set forth in Section 1.1(i).

(rr)         “Hazardous Material” has the meaning set forth in Section 2.2(s).

(ss)         “Illinois Courts” has the meaning set forth in Section 5.7.

(tt)           “Indemnification Period” shall have the meaning set forth in Section 4.1.

(uu)         “Indemnified Party” shall have the meaning set forth in Section 4.6(a).

(vv)          “Indemnifying Party” shall have the meaning set forth in Section 4.6(a).

(ww)        “Indemnity Notice” shall have the meaning set forth in Section 4.7.

(xx)         “Insurance Recovery Expenses” has the meaning set forth in Section 4.8.

(yy)         “Intellectual Property Rights” has the meaning set forth in Section 2.2(j).

(zz)         “IRS” means the Internal Revenue Service.

(aaa)       “Liabilities” means all debts, obligations and other liabilities of any kind or nature (whether known, unknown, accrued, or not accrued, absolute or contingent, liquidated or unliquidated, due or to become due, asserted or unasserted or otherwise).

(bbb)       “Liens” means a lien, security interest, encumbrance, mortgage, deed of trust, pledge, attachment, hypothecation or a financing statement filing under the Uniform Commercial Code or similar statute (except for those of the foregoing which arise by operation of law and do not materially interfere with the ownership or operation of the assets to which they relate) and with respect to capital stock, “Liens” shall mean, in addition to the foregoing, any charge, preemptive right or right of first refusal.

(ccc)       “Litigation” has the meaning set forth in Recital G hereto.

(ddd)       “Losses” has the meaning set forth in Section 4.2.

(eee)       “Management Stock” has the meaning set forth in Recital J hereto.

(fff)         “Material Adverse Effect” means (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of any party and its subsidiaries, taken as a whole, or (iii) a material adverse effect on any party’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii)).

(ggg)      “Material Contract” has the meaning set forth in Section 2.2(o).

(hhh)      “Material Permits” means all certificates, authorizations, permits and licenses issued by the appropriate federal, state, local or foreign regulatory authority necessary to conduct the Business.

(iii)         “Mutual Release” has the meaning set forth in Section 1.7(n).

(jjj)         “New Servicing Agreement” has the meaning set forth in Section 1.7(q).

(kkk)     “Notice of Third Party Claim” shall have the meaning set forth in Section 4.6(a).

(lll)         “Pension Plan” shall have the meaning set forth in Section 2.1(x)(i).

(mmm)   “Permitted Liens” means Liens for Taxes which are not yet due and payable and the Liens relating to Assumed Liabilities listed on Schedule 1.3.

(nnn)      “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(ooo)       “Post-Closing Covenant” has the meaning set forth in Section 4.1.

(ppp)       “Prohibited Business” has the meaning set forth in Section 3.3(a).

(qqq)       “Protected Information” has the meaning set forth in Section 3.6.

(rrr)       “Purchased Assets” has the meaning set forth in Section 1.1.

(sss)       “Purchaser” has the meaning set forth in the preamble to this Agreement.

(ttt)         “Purchaser Common Stock” has the meaning set forth in Recital J hereto.

(uuu)      “Purchaser Indemnified Parties” has the meaning set forth in Section 4.2.

(vvv)        “Purchaser Required Approvals” has the meaning set forth in Section 2.3(e).

(www)     “Rodriguez’s Knowledge” means the actual knowledge of Robin Rodriguez without investigation

(xxx)       “Rule 144” has the meaning set forth in Section 2.4(e)(vii)(2).

(yyy)       “SAI” has the meaning set forth in Recital A hereto.

(zzz)       “SAI Executives” means, collectively, Ray Gross, Paul Lucking and Brian Johnson.

(aaaa)     “SAI Financial Statements” has the meaning set forth in Section 2.2(b).

(bbbb)     “SAI Senior Notes” has the meaning set forth in Section 1.4(b).

(cccc)     “SAS” has the meaning set forth in the preamble to this Agreement.

(dddd)     “SAS Interests” has the meaning set forth in Section 1.7(f).

(eeee)     “SAS Required Approvals” has the meaning set forth in Section 2.2(a).

(ffff)        “Securities Act” has the meaning set forth in Section 2.4(e)(i).

(gggg)    “SAS’s Knowledge” means Rodriguez’s Knowledge and/or the actual knowledge of Ray Gross, Paul Lucking or Brian Johnson after due investigation, as the case may be.

(hhhh)    “Servicing Agreement” has the meaning set forth in Recital A hereto.

(iiii)        “Stockholders Agreement” has the meaning set forth in Section 1.7(p).

(jjjj)        “Systems” has the meaning set forth in Section 2.2(q).

(kkkk)    “Tax” means any and all taxes, customs, duties, tariffs, deficiencies, assessments, levies, or other like governmental charges, including, without limitation, income, gross receipts, excise, real or personal property, ad valorem, value added, estimated, alternative minimum, stamp, sales, withholding, social security, occupation, use, service, service use, license, net worth, payroll, franchise, transfer and recording taxes and charges, imposed by the Internal Revenue Service or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local, or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined, or any other basis; and such term shall include any interest, fines, penalties, or additional amounts attributable to, or imposed upon, or with respect to, any such amounts.

(llll)        “Tax Return” means any report, return, document, declaration, election, schedule or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and any documents with respect to or accompanying payments of estimated Taxes or requests for the extension of time in which to file any such report, return, document, declaration, or other information.

(mmmm)               “Telephone Lines” has the meaning set forth in Section 2.1(q).

(nnnn)    “Third Party Claim” has the meaning set forth in Section 4.6(a).

(oooo)    “Transaction Documents” means this Agreement, the Bill of Sale and Assignment of Contracts, the Assignment and Assumption Agreement, the Assignment of Copyrights, the Assignment of Service Marks and Trademarks, the Assignment of Patents, the SAI Transition Agreement, the Mutual Release, the Voluntary Dismissal, the Stockholders Agreement, the New Servicing Agreement, the Consent and Release and any other documents or agreements executed in connection with the transactions contemplated hereunder.

(pppp)    “U.L.” has the meaning set forth in Section 2.2(r).

(qqqq)    “WARN” means the Worker Adjustment and Retraining Notification Act.

(rrrr)     “Welfare Plan” has the meaning set forth in Section 2.2(p)(i).

(ssss)       “Wholesale Monitoring Business” has the meaning set forth in Recital E hereto.

[Signature Page To Follow]

[Signature Page to Asset Purchase and Settlement Agreement]

Dated: November 26, 2008

CASTLEROCK SECURITY, INC.		ALARM FUNDING LLC

By:	/ s / Mark Klipsch	By:	/ s / Westin Lovy

Name:	Mark Klipsch	Name:	Westin Lovy

Title:	President	Title:	Managing Director

SA SYSTEMS LLC		CORDELL FUNDING, LLLP

By:	/ s / Brian E. Johnson	By:	/ s / Robin Rodriguez

Name:	Brian E. Johnson	Name:	Robin Rodriguez

Title:	CFO, Secretary and Treasurer	Title:	Managing Partner

EXHIBIT LIST

Exhibit 1.7(a)	Form of Bill of Sale and Assignment of Contracts

Exhibit 1.7(b)	Form of Assignment and Assumption Agreement

Exhibit 1.7(c)	Form of Assignment of Copyrights

Exhibit 1.7(d)	Form of Assignment of Service Marks and Trademarks

Exhibit 1.7(e)	Form of Assignment of Patents

Exhibit 1.7(k)	SAI Transition Agreement

Exhibit 1.7(l)	Form of Opinion of Counsel to SAS and Cordell

Exhibit 1.7(m)	Form of Opinion of Counsel to Purchaser and Alarm Funding

Exhibit 1.7(n)	Form of Mutual Release

Exhibit 1.7(o)	Form of Voluntary Dismissal

Exhibit 1.7(p)	Form of Stockholders Agreement

Exhibit 1.7(q)	Form of New Servicing Agreement

Exhibit 1.7(r)	Form of Consent and Release

Exhibit 1.7(t)	Form of Nonsolicitation and Confidentiality Agreements

SCHEDULES

1.	Schedule 1.1 (a)	Purchased Assets

2.	Schedule 1.1(b)	Communication Paths and Related Equipment

3.	Schedule 1.1 (d)	Patents and Patents Rights, Trademarks and Trademarks rights

4.	Schedule 1.1(e)	Prepaid Expenses

5.	Schedule 1.1(f)	Customer Lists

6.	Schedule 1.1(i)	Governmental Permits

7.	Schedule 1.2	Excluded Assets

8.	Schedule 1.3	Assumed Liabilities

9.	Schedule 1.8	Post-Closing Capitalization Table

10.	Schedule 2.1(e)	Capitalization of SAS

11.	Schedule 2.1(g)	Liens

12.	Schedule 2.2(a)	SAS Required Approvals

13.	Schedule 2.2 (c)	Material Adverse Changes

14.	Schedule 2.2(d)	Litigation

15.	Schedule 2.2(e)	Labor Relations

16.	Schedule 2.2(f)	Non-Compliance

17.	Schedule 2.2(g)	Material Permits

18.	Schedule 2.2 (i)	Warranty of Merchantability

19.	Schedule 2.2 (j)	Intellectual Property Rights

20.	Schedule 2.2(k)	Insurance

21.	Schedule 2.2(l)	Transactions with Affiliates and Employees

22.	Schedule 2.2(m)	Taxes

23.	Schedule 2.2(o)	Material Contracts

24.	Schedule 2.2(p)	Employee Plans

25.	Schedule 2.2(p)(vi)	Change of Control Benefits

26.	Schedule 2.2(r)(ii)	U.L. Certifications

27.	Schedule 2.2 (t)	Sufficiency of Assets

28.	Schedule 2.2(u)	Accounts Receivable

29.	Schedule 2.2(v)	Accounts Payable

30.	Schedule 2.2(w)	SAI Subsidiaries

31.	Schedule 2.2(x)	Equipment

32.	Schedule 2.2(y)	Personal Property Leases

33.	Schedule 2.2(z)	Bank Accounts, Etc.

34.	Schedule 2.2(aa)	Leased Real Property

35.	Schedule 2.3(e)	Purchaser Required Approvals

36.	Schedule 2.3(f)	Capitalization of Purchaser

37.	Schedule 2.4(d)	Cordell Required Approvals

38.	Schedule 5.12(ff)	Delivered Documents